Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of August 1, 2012 and shall be effective August 3, 2012 (the “Effective Date”), by and between WVT Communications Group (the “Company”) and Brian H. Callahan (“Executive”).

1.            Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.            Term of Employment.

(a)          The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until August 1, 2014 (the “Initial Term”), and shall be renewed automatically for successive one-year periods thereafter (each, a “Renewal Period”), unless Executive or the Company gives written notice of nonrenewal to the other at least sixty (60) days before the expiration of the Initial Term or any subsequent Renewal Period.

(b)          Notwithstanding the foregoing, Executive’s employment may be terminated by the Company or by Executive at any time for any reason.

(c)          As used in this Agreement, the term “Employment Term” refers to Executive’s period of employment from the Effective Date until the date his employment terminates.

3.            Duties and Responsibilities.

(a)          The Company will employ Executive as its Executive Vice President, Chief Financial Officer. In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the Chief Executive Officer (the “CEO”) pursuant to the CEO’s properly delegated authority. Executive will exercise his judgment in accordance with the highest ethical standards.

(b)          Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.

(c)          Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

(d)          Executive acknowledges that he has received a copy of the Company’s Code of Ethics, that he has read the Code of Ethics and that this Agreement does not supersede that policy.

4.            Compensation and Benefits.

(a)          Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $205,000 per year or such higher rate as may be determined annually by the Company (“Base Salary”). Such Base Salary, less applicable withholdings, shall be paid in accordance with the Company’s standard payroll practice for executives.

(b)          Annual Bonus. During the Employment Term, Executive will be eligible to receive an Annual Bonus each year, as determined in accordance with the Applicable Plan approved by the Board (or Compensation Committee as the case may be) for Executive for such year. An example of the Applicable Plan for 2012 is attached as Appendix A to this Agreement for illustration purposes only. Subsequent measurement metrics will be determined by the Board (or Compensation Committee as the case may be) at their sole discretion for 2012 and each subsequent year. The Board (or Compensation Committee as the case may be) has the right to change or eliminate the Applicable Plan in its sole discretion at any time. The Annual Bonus to be paid to Executive in 2012 shall be based on the Company’s financial performance in 2012, continuing in like progression with the Annual Bonus to be paid in any year based on the Company’s prior year’s performance. Such Annual Bonus, less applicable withholdings, shall be paid within 2.5 months of the end of the taxable fiscal year during which it was earned. Except as otherwise provided by Section 7, in order to be eligible to receive payment of any portion of an Annual Bonus, Executive must be actively employed by the Company on the payment date. Notwithstanding the foregoing, Executive acknowledges that whether any Annual Bonus is to be paid for a given year and the amount of that Annual Bonus is completely at the discretion of the Board (or Compensation Committee as the case may be).

(c)          Incentive Compensation. Executive shall be eligible to receive incentive compensation (“Incentive Compensation”) each year, in accordance with the Applicable Plan approved by the Board (or Compensation Committee as the case may be) for Executive for such year. The Incentive Compensation shall be in the form of equity-based awards (stock options and restricted stock of the Company) under the Company’s incentive compensation plans. An example of the Applicable Plan for 2012 is attached as Appendix A to this Agreement for illustration purposes only. Subsequent measurement metrics will be determined by the Board (or Compensation Committee as the case may be) at their sole discretion for 2012 and each subsequent year. The Board (or Compensation Committee as the case may be) has the right to change or eliminate the Applicable Plan in its sole discretion at any time. The Incentive Compensation to be paid to Executive in 2012 shall be based on the Company’s financial performance in 2012, continuing in like progression with the Incentive Compensation to be paid in any year based on the Company’s prior year performance. Such Incentive Compensation shall be delivered to Executive within 2.5 months of the end of the taxable fiscal year during which it was earned. Except as otherwise provided by Section 7, in order to be eligible to receive payment of any portion of the Incentive Compensation, Executive must be actively employed by the Company on the payment date. Notwithstanding the foregoing, Executive acknowledges that whether any Incentive Compensation is to be paid for a given year and the amount of that Incentive Compensation is completely at the discretion of the Board (or Compensation Committee as the case may be).

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(d)          Benefit Plans, Fringe Benefits and Vacation. Executive shall be eligible to participate in any 401(k) savings plan generally made available by the Company to other executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in such plans, except for any pension benefit. Executive shall be eligible to participate in any health and welfare plans made available to other executives, including, but not limited to, any medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan. Executive will also be eligible to receive at least five (5) weeks of vacation per calendar year, accrued and earned on a daily basis, as well as other types of paid time-off (e.g., holidays, personal days, absence due to illness, etc.) according to the Company’s vacation and paid time-off policy.

(e)          Expense Reimbursement. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Company’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Company’s expense reimbursement policy. Reimbursement shall be made as soon as administratively practicable following Executive’s submission of the necessary documents and receipts required under the Company’s expense reimbursement policy, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.

(f)          Concession. Executive will be provided with paid PDA or mobile phone service for one electronic device, as well as concession Telephone and Toll Service and Internet Service consistent with those benefits available to other executives.

(g)          Indemnification. Executive will be covered by the Company’s standard Director’s and Officer’s Indemnification Agreement, providing for indemnification consistent with the New York Business Corporation Law and the Company’s by-laws.

5.            Termination of Employment.

Executive’s employment may be terminated by the Company or by Executive at any time for any reason. Upon termination, Executive shall be entitled to receive the compensation and benefits described in Section 7. Executive’s employment will terminate under the following conditions:

(a)           Death. Executive’s employment shall terminate upon Executive’s death.

(b)          Total Disability. The Company may terminate Executive’s employment upon his becoming Totally Disabled. For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement without reasonable accommodation. Executive’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

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(c)           Termination by the Company for Cause.

(i)	The Company may terminate Executive’s employment for Cause at any time after providing written notice to Executive.

(ii)	For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a crime or a nolo contendere plea involving the alleged commission by Executive of a felony or of a criminal act involving, in the good faith judgment and sole discretion of the Board, fraud, dishonesty, or moral turpitude; (B) refusal or failure to perform employment duties reasonably requested by the Board after fifteen (15) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement as determined by the Board; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; (E) breach of the terms of the confidentiality, non-solicitation and non-competition provisions of Section 9 or (F) job performance which, in the collective determination of the CEO, Chairman of the Board and Chairman of the Audit Committee, consistently or significantly, fails to fulfill the duties and responsibilities contemplated by this Agreement, as generally described in Section 3.

(iii)	Regardless of whether Executive’s employment initially was considered to be terminated for any reason other than Cause, Executive’s employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board subsequently determines that Executive engaged in an act constituting Cause during the Employment Period or Executive breached the terms of the terms of the confidentiality, non-solicitation and non-competition provisions of Section 9 after his termination.

(d)          Termination by the Company Without Cause. The Company may terminate Executive’s employment at any time under this Agreement without Cause after providing written notice to Executive.

(e)          Termination by Executive. Executive may terminate his employment under this Agreement after providing thirty (30) days’ written notice to the Company.

(f)          Expiration of Initial Term or Renewal Period. In the event that either party gives written notice of non-renewal of the Initial Term or a Renewal Period, as applicable, pursuant to Section 2, Executive’s employment shall terminate upon the expiration of the Initial Term or Renewal Period.

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6.             Return of Property and Information.

Executive agrees that when his employment with the Company ends, he will immediately return to the Company all property, data, information and knowledge which are in his possession or under his control, including without limitation all documents, forms, correspondence, financial records and forecasts, operation manuals, notebooks, reports, proposals, computer programs, software, software documentation, employee handbooks, supervisor’s manuals, lists of clients and referral sources, client data, and all copies thereof, relating in any way to the business of the Company, whether relating to the Company directly or to a client of the Company, made or obtained by Executive during his employment with the Company, whether or not such data, information, or knowledge constitute confidential or trade secret information.

7.            Compensation Following Termination of Employment.

(a)          Termination for Any Reason. Upon termination of Executive’s employment for any reason under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(i)	Earned but Unpaid Compensation. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered through the date of termination, any appropriately documented and accrued but unpaid expenses required to be reimbursed under this Agreement, and any unused vacation accrued to the date of termination.

(ii)	Other Compensation and Benefits. Except as may be provided under this Agreement, any benefits to which Executive may be entitled through the date of Executive’s termination pursuant to the plans, policies and arrangements referred to in Section 4(d) shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and except as otherwise provided by this Agreement, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(b)          Termination by the Company Without Cause not in Connection With a Change in Control. In the event Executive’s employment is terminated without Cause before a Change in Control (as defined by Section 7(c)(iii)) or more than twenty-four (24) months after a Change in Control, if Executive executes the Release and Waiver required by Section 8 and such Release and Waiver is not revoked on or before the expiration of the revocation period thereof, and Executive has complied with the return of property and information provision set forth in Section 6, then in addition to the payments to be made pursuant to Section 7(a), the Company shall also:

(i)	Severance Pay. Pay to Executive severance pay in an amount equal to 100% of his Base Salary in effect as of the date of his termination of employment. Payment of such Severance Pay shall be made in a lump sum as soon as administratively practicable after the date of Executive’s termination (or if required by Section 409A, on the six (6) month anniversary of his termination), but no later than ninety (90) days thereafter, and not before the expiration of the revocation period for the Release and Waiver.

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(ii)	Annual Bonus. Pay to Executive the target amount of the Annual Bonus under the Applicable Plan for the year in which the termination of Executive’s employment occurs. Payment of such Annual Bonus shall be made in a lump sum as soon as administratively practicable after the date of Executive’s termination (or if required by Section 409A, on the six (6) month anniversary of his termination), but no later than ninety (90) days thereafter, and not before the expiration of the revocation period for the Release and Waiver.

(iii)	Benefits Continuation. Continue to provide Executive and his family for the one-year period following Executive’s termination with the health and welfare benefits, including, but not limited to, benefits under any medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan, which Executive and his family were receiving as of the date of Executive’s termination. The Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to Executive for those benefits at the time of his termination. To the extent that the provision of such benefits at the Company’s expense during the six (6) month period following Executive’s termination would violate the requirements of Section 409A, then Executive shall be required to pay to the Company the Company portion of the cost of such benefits during such six (6) month period, and the Company shall reimburse Executive for the amounts so paid by Executive on the six (6) month anniversary of his termination, or as soon as administratively practicable thereafter, but no later than ninety (90) days thereafter.

(c)           Termination by the Company Without Cause or by Executive for Good Reason in Connection With a Change in Control.

(i)	In the event Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, within the twenty-four (24) month period following a Change in Control, if Executive executes the Release and Waiver required by Section 8 and such Release and Waiver is not revoked on or before the expiration of the revocation period thereof, and Executive has complied with the return of property and information provision set forth in Section 6, then in addition to the payments to be made pursuant to 7(a), but subject to Section 7(c)(iv), the Company shall also:

(A)	Severance Pay. Pay to Executive severance pay in an amount equal to 150% of his Base Salary at its highest level in effect from the date of the Change in Control through his termination of employment. Payment of such Severance Pay shall be made in a lump sum as soon as administratively practicable after the date of Executive’s termination (or if required by Section 409A, on the six (6) month anniversary of his termination), but no later than ninety (90) days thereafter, and not before the expiration of the revocation period for the Release and Waiver.

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(B)	Annual Bonus. Pay to Executive 150% of the target amount of the Annual Bonus under the Applicable Plan for the year in which the termination of Executive’s employment occurs. Payment of such Annual Bonus shall be made in a lump sum as soon as administratively practicable after the date of Executive’s termination (or if required by Section 409A, on the six (6) month anniversary of his termination), but no later than ninety (90) days thereafter, and not before the expiration of the revocation period for the Release and Waiver.

(C)	Equity Vesting Acceleration. Accelerate the vesting of and the lapsing of restrictions on any unvested or restricted equity compensation (e.g., stock options, restricted stock, etc.).

(D)	Benefits Continuation. Continue to provide Executive and his family for the one-year period following Executive’s termination with the health and welfare benefits, including, but not limited to, benefits under any medical and dental benefits plan, life insurance plan, short- term and long-term disability plans, or other executive benefit or fringe benefit plan, which Executive and his family were receiving as of the date of Executive’s termination. The Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to Executive for those benefits at the time of his termination. To the extent that the provision of such benefits at the Company’s expense during the six (6) month period following Executive’s termination would violate the requirements of Section 409A, then Executive shall be required to pay to the Company the Company portion of the cost of such benefits during such six (6) month period, and the Company shall reimburse Executive for the amounts so paid by Executive on the six (6) month anniversary of his termination, or as soon as administratively practicable thereafter, but no later than ninety (90) days thereafter.

(ii)         “Good Reason.” For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following in connection with a Change in Control, without Executive’s express written consent: (A) the assignment of duties to Executive materially inconsistent with Executive’s current authorities, duties, responsibilities and status; (B) any reduction in Executive’s title, position, or reporting lines; (C) the relocation of Executive to an office or location more than seventy-five (75) miles from the office or location of Executive’s work as of the date of the Change in Control; (D) requiring Executive to travel on Company business to a substantially greater extent than required as of the date of the Change in Control; or (E) the reduction in Executive’s Base Salary as in effect on the date of the Change in Control.

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(iii)          “Change in Control.” For purposes of this Agreement, the term “Change in Control” shall mean the happening of any of the following:

(A)         Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (I) any acquisition directly from the Company, (II) any acquisition by the Company or any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”), (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (IV) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, (V) any acquisition by an individual, entity or group that is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date, or (VI) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (I ), (2) and (3) of Section 7(c)(iii)(C) are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) became the beneficial owner of 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

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(B)         Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(C)         The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar corporate transaction involving the Company or any of its direct or indirect Subsidiaries (each a “Business Combination”) in each case, unless, following such Business Combination, (1) the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or such corporation resulting from such Business Combination or any parent or a subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

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(D)         The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company; or

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(E)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iv)         Potential Section 280G Adjustment. In the event that any amount or benefit to be paid or provided to Executive pursuant to Section 7(c)(i), taken together with any amounts or benefits otherwise paid or provided to Executive by the Company or any affiliated company (collectively, the “Covered Payments”), would be an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code and the related Treasury Regulations and other guidance issued thereunder, and would thereby subject Executive to the tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Company shall either (A) make the Covered Payment to Executive without adjustment and subject to the Excise Tax, or (B) reduce the Covered Payments to the maximum amount that may be paid without Executive becoming subject to the Excise Tax (such reduced amount, the “Payment Cap”), whichever provides the greater net after-tax benefit to Executive. In the event that the reduction of the Covered Payments will provide Executive with the greater net after-tax benefit, Executive shall have the right to designate which of the payments and benefits otherwise provided for in Section 7(c)(i) that he will receive in connection with the application of the Payment Cap.

(d)          Termination of Employment. For purposes of this Section 7, the term “termination of employment” and words of similar import shall mean a “separation from service” as defined by Section 409A, and this Section 7 shall be interpreted and administered consistent with such definition.

(e)          No Mitigation; No Set-Off Against Severance Benefits. Executive shall not be required to mitigate damages or the amount of any payment or benefits provided for under Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in Section 7 be reduced by any compensation earned by Executive as a result of employment by another employer after the date of termination of Executive’s employment with the Company, except as otherwise provided by the confidentiality, non-solicitation and non-competition provisions of Section 9. In addition, the Company’s obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive.

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8.            Release and Waiver.

(a)          In exchange for the additional consideration under Section 7 to which Executive would not otherwise be entitled, Executive shall generally and completely release the Company, its subsidiaries and affiliates, and its directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, insurers and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at Executive’s termination. Such general release shall include, but shall not be limited to: (i) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (ii) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, incentive compensation, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock, or any other ownership or equity interests in the Company, or its subsidiaries or affiliates under all State and federal statutes such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act, the New York Labor Law and any similar State or local statute, regulation or order; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under, for example, the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, the New York Human Rights Law and any similar State or local statute, regulation or order. Notwithstanding the foregoing, Executive shall not be required to release the Company or its subsidiaries or affiliates from: (A) any obligation to indemnify Executive pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, any applicable directors and officers liability insurance policy, and applicable law; or (B) any obligations to make payments to Executive under Section 7. Executive shall be required to represent that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or its subsidiaries or affiliates, or any other person or entity subject to the release to be granted under this Section.

(b)          Executive shall acknowledge that: (i) he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA; (ii) that the consideration given for the waiver and release (i.e., the additional consideration to be provided under Section 7) is in addition to anything of value to which he is already entitled; and (iii) that he has been advised, as required by the ADEA, that: (A) his waiver and release does not apply to any rights or claims that may arise after the date that he signs such release; (B) he should consult with an attorney prior to signing the release (although he may choose voluntarily not to do so); (C) he has twenty-one (21) days from the date he receives the proposed release to consider the release (although he may choose voluntarily to sign it earlier); (D) he has seven (7) days following the date he signs the release to revoke the release by providing written notice of his revocation to the Board; and (E) the release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that the release is signed by Executive.

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(c)          The claims included in this release and waiver do not include vested rights, if any, under any qualified retirement plan in which Executive participates, and his COBRA, unemployment compensation and worker’s compensation rights, if any. Nothing in this release shall be construed to constitute a waiver of: (i) any claims Executive may have against the Company that arise from acts or omissions that occur after the effective date of this Release; (ii) Executive’s right to file an administrative charge with any governmental agency concerning the termination of that employment; or (iii) Executive’s right to participate in any administrative or court investigation, hearing or proceeding. Executive agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any such administrative charge or proceeding. In addition, this release does not affect Executive’s rights as expressly created by this Agreement, and does not limit his ability to enforce this Agreement.

9.            Executive Covenants.

(a)          Non-Disclosure of Confidential Information and Trade Secrets.

(i)	During the course of Executive’s employment with the Company, Executive will acquire and have access to Confidential Information and Trade Secrets belonging to the Company, its affiliates, subsidiaries, divisions and joint ventures (collectively referred to as the “Company” throughout and for purposes of this Section 9). Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (A) financial and business information, such as information with respect to costs, commissions, fees, profits, profit margins, sales, markets, mailing lists, accounts receivables and accounts payables, pricing strategies, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (B) marketing information, such as information on markets, end users and applications, the identity of the Company’s customers, vendors, suppliers, and distributors, their names and addresses, the names of representatives of the Company’s customers, vendors, distributors or suppliers responsible for entering into contracts with the Company, the Company’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (C) personnel information, such as the identity and number of the Company’s employees, personal information such as social security numbers, skills, qualifications, and abilities. Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form or media, whether oral, written or machine readable, including electronic files.

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(ii)	Executive agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Executive’s duties on behalf of the Company or with prior written authorization from the Board.

(b)          Non-Solicitation of Customers. Executive acknowledges and agrees that during the course of and solely as a result of employment with the Company, he will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, distributors and suppliers. Consequently, Executive covenants and agrees that in the event of the termination of his employment, whether such termination is voluntary or involuntary, Executive will not, for a period of twelve (12) months following such termination, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from the Company. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during his employment with the Company. For the purposes of this Section, “contact” means interaction between Executive and the customer or then prospective customer which takes place to further the business relationship, or making sales to our performing services for the customer or prospective customer on behalf of the Company. This restriction will not apply when a former employee who is not working in a competitive capacity responds to a request for proposal on behalf of his new employer who is not engaged in the same or similar businesses as the Company.

(c)          Non-Compete. Executive acknowledges that his services are special and unique, and compensation is partly in consideration of and conditioned upon Executive not competing with Company, and that a covenant on Executive’s part not to compete is essential to protect the business and good will of the Company. Accordingly, except as hereinafter provided, Executive agrees that for twelve (12) months after the termination of his employment, Executive shall not be engaged or interested as a director, officer, stockholder (except as provided herein), employee, partner, individual proprietor, lender or in any other capacity, in any business, which competitive with the business of the Company as conducted at the time of Executive’s termination and which involves Executive’s knowledge, actions or assistance within the states of Pennsylvania, New Jersey, New York, Delaware, Maryland, Connecticut, Rhode Ilsand or Massachusetts (the “Restricted Territory”); however, this restriction will not apply to new kinds of business in which Executive may engage in the future, after such termination, unless Executive has been actively engaged in the development or otherwise involved in such business while an employee of the Company. In addition, Executive agrees that for this same twelve (12) months, he shall not recruit or recommend any other person who is or was an employee of the Company while Executive was also an employee, to any business which is competitive with the business of Executive as conducted at the time of Executive’s termination and which involves Executive’s knowledge, actions or assistance within the Restricted Territory. Nothing herein shall prohibit Executive from investing in any securities of any corporation which is in competition with the Company, whose securities are listed on a national exchange or traded in the over-the-counter market if Executive shall own less than 5% of the outstanding securities of such operation.

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(d)          Enforcement of Covenants. Executive acknowledges and agrees that compliance with the covenants set forth in this Section 9 is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company, and that any breach of this Section 9 will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of Section 9 by Executive, the Company and Executive agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond; and (ii) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of this Section 9.

10.          Withholding of Taxes

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local or other taxes.

11.           No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

12.          Executive Acknowledgement.

Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to and has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

13.          Successors and Assignment.

(a)          Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

(b)          The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement by the Company.

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(c)          The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 13 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

14.         Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company (or any of its subsidiaries or affiliated entities) relating to the terms of Executive’s employment, except for the Company’s Code of Ethics and the Director’s and Officer’s Indemnification Agreement. This Agreement may not be amended except by a written agreement signed by both parties.

15.         Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

16.         Section 409A.

The parties intend that this Agreement and the payments and benefits to be provided hereunder satisfy the requirements of Section 409A, and this Agreement shall be administered and interpreted consistent with such intention.

17.         Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:
Warwick Valley Telephone Company
Attention: CEO
47 Main Street
Warwick, New York 10990

To Executive:
At the address set forth below

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18.          Miscellaneous.

(a)          Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)          Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)          Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)          Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)          Authority to Enter into this Agreement. The officer of the Company whose signature appears below has been authorized to enter into this Agreement on behalf of the Company.

(f)          Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one agreement.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year set forth below.

Warwick Valley Telephone Company		Executive

By:	/s/ Duane W. Albro	By:	/s/ Brian H. Callahan

Name:	Duane W. Albro	Address:

Title:	CEO

Date:		Date:

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APPENDIX A

Annual Bonus Target Amount as noted in 4(b), 7(b)(ii) and 7(c)(i)(B) is 50%

Incentive Compensation as noted in 4(c) is:

Stock Options: 15,000

Restricted Shares: 3,750

Illustration of CFO Annual Bonus and Incentive Compensation

(Long Term Incentive Plan) Calculation

Annual Bonus Performance Matrix:

The performance matrix below will be used to calculate the Payout Factor amounts. The Payout Factor amounts will be applied to both the Target Annual Bonus and the Target Incentive Compensation amounts.

Target Annual Bonus:

Target Annual Bonus Amount: 50% x [base salary of $205,000] = $102,500

Actual Annual Bonus Payout: [Target Annual Bonus Amount of $102,500] x [calculated Payout Factor]

Methodology:

Target Financial Metrics will be determined for each year by the Board of Directors on behalf of the Company and in collaboration with the CEO.

The matrix below reflects both the elements of performance that will be evaluated and the weightings associated with each Financial Metric to determine the applicable payout factor that will be used to calculate the Annual Bonus and Incentive Compensation amounts.

Financial Metric	Weighting	Result	Target		Actual/Target	Payout Factor
	A	B	C		(B/C)	A x (B/C)
Revenue	0.50	TBD	$	TBD	TBD	TBD
EBITDA	0.30	TBD	$	TBD	TBD	TBD
Net Income	0.20	TBD	$	TBD	TBD	TBD
Total	1.00					Total Payout Factor

Illustrative Example: By way of illustration only, assume the following Financial Metric targets: (1) Revenue: $30,000,000; (2) EBITDA: $5,000,000; (3) Net Income: $6,000,000. Assume the following actual financial results for the fiscal year: (1) Actual Revenue: $28,000,000; (2) Actual EBITDA: $4,000,000; (3) Actual Net Income: $5,000,000. The resulting payout factor calculations would be calculated as follows:

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Financial Metric	Weighting	Result	Target	Actual/Target	Payout Factor
	A	B	C	(B/C)	A x (B/C)
Revenue	0.50	$28,000,000	$30,000,000	.9334	.4667
EBITDA	0.30	$4,000,000	$5,000,000	.8000	.2400
Net Income	0.20	$5,000,000	$6,000,000	.8334	.1667
Total	1.00				.8734

Based upon this illustration, the actual Annual Bonus to be paid would be based on a payout factor of .8734 and result in an Annual Bonus of $102,500 x .8734 or $89,523.50.

Notwithstanding the foregoing matrix, in the event that the actual results / target results are less than .9000 (90%) then the payout factor attributable to those metrics of measurement will be zero. In the event that the actual results / target results are between 90% and 95% the payout factor attributable to those metrics of measurement will be 70%. In the event that the actual results / target results are 95% or better the payout factor attributable to those metrics of measurement will result in a straight line percentage.

This methodology will also be applied to Incentive Compensation payout in the same manner.

Incentive Compensation (Long Term Incentive Plan) Component:

➢	Target Incentive Compensation Component

Stock Options:	15,000

Restricted Shares:	3,750

Applying the same methodological approach used to determine the Annual Bonus payout as shown above would result in an Incentive Compensation payout of:

Stock Options:	15,000 x .8734 = 13,101

Restricted Shares:	3,750 x .8734 = 3,275

For calculating both the Annual Bonus and the Incentive Compensation, the Board of Directors retains the sole discretion to award compensation, if any, under this Appendix A.

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